UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 28, 2013

BECTON, DICKINSON AND COMPANY

(Exact Name of Registrant as Specified in Its Charter)

New Jersey

(State or Other Jurisdiction of Incorporation)

001-4802	22-0760120
(Commission File Number)	(IRS Employer Identification No.)

1 Becton Drive, Franklin Lakes, New Jersey	07417-1880
(Address of Principal Executive Offices)	(Zip Code)

(201) 847-6800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K Filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 28, 2013, Becton, Dickinson and Company (“BD”) elected Christopher R. Reidy, 55, as Chief Financial Officer and Executive Vice President of Administration, effective July 15, 2013, succeeding Suketu Upadhyay, who has served as BD’s interim Chief Financial Officer since November 2012. Mr. Reidy previously served as Vice President and Chief Financial Officer of ADP Corporation from 2006 to 2012. Effective July 15, 2013, Mr. Upadhyay will have expanded responsibilities across BD’s finance organization and will assume the title of Senior Vice President, Finance. He will continue to serve as BD’s principal accounting officer.

Mr. Reidy will receive a base salary of $675,000, and his target annual incentive award under BD’s Performance Incentive Plan will be 85% of salary, which will be pro-rated for fiscal year 2013. Mr. Reidy will also receive an equity compensation award in fiscal year 2014 with a grant date value of $2 million. Mr. Reidy and BD will also enter into an agreement providing for his continued employment for a period of two years following a change of control of BD, with a severance multiple of two times salary and bonus, similar to agreements with other executive officers that have been previously disclosed.

A copy of the press release issued by BD in connection with this election is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1 Press release dated July 8, 2013, which is furnished pursuant to Item 5.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BECTON, DICKINSON AND COMPANY
(Registrant)

By:	/s/ Gary DeFazio
Gary DeFazio
Vice President and Corporate Secretary

Date: July 8, 2013

Exhibit Index

99.1	Press release dated July 8, 2013, furnished pursuant to Item 5.02